Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 1st day of February 2017 by and among ID Global Solutions Corporation, a Delaware corporation with headquarters located at 160 E. Lake Brantley Drive, Longwood, Florida 32779 (the “Company”); Theodore Stern, Trustee, the Theodore Stern Revocable Trust (the “Buyer”); FIN Holdings Inc., a Florida corporation; Cards Plus Pty Ltd., a South African company; ID Solutions Inc., a Delaware Corporation; Innovation in Motion Inc., a Florida corporation; MultiPay S.A.S., a Colombian corporation, IDGS LATAM S.A.S., a Colombian corporation, and IDGS S.A.S., a Colombian corporation (all, collectively, the “Parties” and all Parties other than the Company and Buyer, the “Subsidiaries”).

WHEREAS:

A.           The Company and Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the rules and regulations of the United States Securities and Exchange Commission (the “SEC” or “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

B.           Buyer desires to purchase, and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, a promissory note of the Company, in the form attached hereto as Exhibit “A”, in the aggregate principal amount of Three Million Dollars ($3,000,000) (the “Note”) and 4,500,000 shares of common stock, $0.0001 par value per share, (the “Shares”); and

C.           The Subsidiaries stand to benefit from the transaction reflected by this Agreement and, therefore, are willing to make the guarantees expressed herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1.           PURCHASE AND SALE OF THE NOTE AND THE SHARES.

a.           Purchase of the Note and Shares. On the Closing Date (as defined below), the Company will issue and sell to Buyer and Buyer will purchase from the Company the Note and Shares.

b.           Form of Payment. On the Closing Date (as defined below), Buyer will pay the purchase price for the Note and Shares (the “Purchase Price”) by sending by Federal Express from Florida, for next day delivery, to Ipsidy Inc. 780 Long Beach Blvd., Long Beach, New York 11561, a check drawn on Wells Fargo Bank, N.A. from an account with immediately available funds.

c.           Delivery of Note and Shares. The Company will deliver the Note duly executed on behalf of the Company and each of the Subsidiaries and the Shares duly executed on behalf of the Company to Buyer’s attorney, Jonathan M. Stern, at 3 Scotch Mist Court, Potomac, Maryland 20854-2929.

d.           Closing Date. The “Closing Date” will be the day immediately following the day on which the Note duly executed on behalf of the Company and each of the Subsidiaries and the Shares duly executed on behalf of the Company are delivered to Buyer’s attorney in accordance with section 1(c), above, except that, if such delivery takes place on a Friday or Saturday, the Closing Date will be the immediately following Monday.

2.           BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to the Company that:

a.           Investment Purpose. As of the date hereof, Buyer is purchasing the Note and the Shares (the Note and the Shares are hereinafter collectively referred to as the “Securities”) for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act.

b.           Accredited Investor Status. Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

c.           Reliance on Exemptions. Buyer understands that the Securities are being offered and sold to Buyer in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities.

d.           Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

e.           Transfer or Re-sale. Buyer understands that (i) the sale or re-sale of the Securities has not been and is not being registered under the 1933 Act or any applicable state securities laws, and the Securities may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the 1933 Act, (b) Buyer has delivered to the Company an opinion of counsel that is in form, substance, and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion will be accepted by the Company, (c) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of Buyer who or that agrees to sell or otherwise transfer the Securities only in accordance with this Section 2(e) and who is an Accredited Investor, (d) the Securities are sold pursuant to Rule 144, or (e) the Securities are sold pursuant to Regulation S under the 1933 Act (or a successor rule) (“Regulation S”), and Buyer will have delivered to the Company an opinion of counsel that is in form, substance, and scope customary for opinions of counsel in corporate transactions, which opinion will be accepted by the Company; (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other loan.

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f.            Legends. Buyer understands that, until such time as the Securities have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144, the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE ‘SECURITIES’) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’) OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

The legend set forth above will be removed and the Company will issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Securities are registered for sale under an effective registration statement filed under the 1933 Act, or (b) such holder provides the Company with an opinion of counsel, in form, substance, and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the 1933 Act, which opinion will be accepted by the Company so that the sale or transfer is effected or (c) such holder provides the Company with reasonable assurances that such Securities can be sold pursuant to Rule 144 or Regulation S. Buyer agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

g.           Authorization; Enforcement. Buyer has the authority to enter into this Agreement and this Agreement is enforceable in accordance with its terms.

h.           Residency. Buyer is a trust created in the Commonwealth of Pennsylvania and its sole trustee, Theodore Stern, is a citizen and resident of the Commonwealth of Pennsylvania.

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i.            Risk Acknowledgement. Buyer has reviewed the Company’s Commission Documents (as defined below) and has been afforded the opportunity to ask questions of Company management. Buyer understands that the Company has previously issued secured and unsecured debt as disclosed in the Commission Documents. Buyer understands that the purchase of the Note involves a significant amount of risk and Buyer may lose all or a portion of its investment. Buyer further understands that, in order to retain and keep additional management, directors, and consultants, the Company will be required to issue additional securities resulting in dilution of existing shareholders, including Buyer. Buyer has read and understand the risk factors set forth in the Commission Documents.

j.            Brokers. Buyer acknowledges that the Company has engaged Network 1 Financial Securities, Inc., a broker dealer registered with FINRA (“Network”), as a finder in connection with the sale of the Securities and Network will be entitled to a fee of $120,000 in cash and 1,200,000 shares of common stock of the Company.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer that:

a.           Organization and Qualification. The Company and each of the Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction in which each is incorporated with full power and authority (corporate and other) to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated, and conducted.

b.           Subsidiaries. The Subsidiaries are all of the entities of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are, as of execution of this Agreement and as of the Closing Date, owned directly or indirectly by the Company or any of its other subsidiaries.

c.           Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and any required approvals have been obtained.

d.           Capitalization. The capitalization of the Company has been provided to Buyer under separate cover. The Company presently has 500,000,000 shares of Common Stock and 20,000,000 shares of blank check preferred stock authorized.

e.           Issuance of Shares. Upon issuance, the Shares will be duly authorized.

f.            Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Shares.

g.           Bad Actor Representation. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

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h.           Litigation. There is no action, suit, proceeding, or investigation (including without limitation any suit, proceeding, or investigation involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers) pending or, to the best of the Company’s knowledge, currently threatened before any court, administrative agency, or other governmental body. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

i.            Disclosure. Except as set forth on Schedule 3(h), the Company has fully provided Buyer with all the information that Buyer has requested for deciding whether to purchase the Securities and all material information that the Company believes is reasonably necessary to enable a reasonable Buyer to make such decision. Neither this Agreement, nor any other agreements, statements, or certificates made or delivered to Buyer in connection herewith or therewith contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

j.            Commission Documents, Financial Statements. Except for the filing set forth on Schedule 3(i), the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has not provided to Buyer any material non-public information or other information that, according to applicable law, rule, or regulation, was required to have been disclosed publicly by the Company but that has not been so disclosed, other than (i) with respect to the transactions contemplated by this Agreement, or (ii) pursuant to a non-disclosure or confidentiality agreement signed by Buyer. At the time of the respective filings, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state, and local laws, rules, and regulations applicable to such documents. As of their respective filing dates, none of the Commission Documents contained any untrue statement of a material fact, and none omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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k.          No Material Adverse Effect. Since September 30, 2016, neither the Company, nor any of the Subsidiaries has experienced or suffered any Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity, or enforceability of this Agreement, (ii) a material adverse effect on the business, operations, properties, or financial condition of the Company, the Subsidiaries, individually, or in the aggregate, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under this Agreement or the Note.

l.            No Undisclosed Liabilities. Other than as set forth in the Commission Documents, to the knowledge of the Company, neither the Company nor any of the Subsidiaries has any liabilities, obligations, claims, or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent, or otherwise) other than those incurred in the ordinary course of the Company’s and any of the Subsidiaries’ respective businesses since September 30, 2016 and those which, individually or in the aggregate, do not have a Material Adverse Effect on the Company and any of the Subsidiaries.

m.           No Undisclosed Events or Circumstances. To the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or any of the Subsidiaries or their respective businesses, properties, operations, or financial condition, that, under applicable law, rule, or regulation, requires public disclosure or announcement by the Company but that has not been so publicly announced or disclosed.

n.           Indebtedness. Other than as set forth in the Commission Documents, the Financial Statements set forth all outstanding Indebtedness of the Company, or for which the Company, or any of the Subsidiaries have commitments as of the date of the Financial Statements or any subsequent period that would require disclosure. For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, and other contingent obligations in respect of indebtedness of others, whether or not the same should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

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o.           Title to Assets. Except as set forth in the Commission Documents, the Company has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and (ii) Liens for the payment of federal, state, or other taxes, for which appropriate reserves have been made therefore in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties (liens referenced in subsection (i) and (ii) above are collectively referred to as “Permitted Liens”). Any real property and facilities held under lease by the Company are held by it under valid, subsisting, and enforceable leases with which the Company is in compliance.

p.           Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding, or any other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company and/or any of the Subsidiaries (i) that questions the validity of this Agreement or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto or (ii) involving any of their respective properties or assets. To the knowledge of the Company, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, arbitrator or governmental or regulatory body against the Company or any of the Subsidiaries or any of their respective executive officers or directors in their capacities as such.

q.           Compliance with Law. The Company and its Subsidiaries have all material franchises, permits, licenses, consents, and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents, and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

r.           Compliance. Except as set forth in the Commission Documents, the Company: (i) is neither in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company) nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan, or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree, or order of any court, arbitrator, or other governmental authority or (iii) is not and has not been in violation of any statute, rule, ordinance, or regulation of any governmental authority, including without limitation all foreign, federal, state, and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

s.          No Violation. The business of the Company and any of the Subsidiaries is not being conducted in violation of any federal, state, local, or foreign governmental laws, rules, regulations, and ordinances, except for possible violations that singularly or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state, local, or foreign law, rule, or regulation to obtain any consent, authorization, or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver, or perform any of its obligations under the Agreement, or issue and sell the Securities in accordance with the terms hereof or thereof (other than (x) any consent, authorization, or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings that may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing).

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t.            No Conflicts. The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument, or obligation to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge, or encumbrance (collectively, “Lien”) of any nature on any property of the Company or any of the Subsidiaries under any agreement or any commitment to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any federal, state, local, or foreign statute, rule, regulation, order, judgment, or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, accelerations, cancellations, and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

u.           Taxes. Each of the Company and any of the Subsidiaries has accurately prepared and filed all federal, state, and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due, other than payment being contested, and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of the Company for all current taxes and other charges to which the Company or any of the Subsidiaries is subject and that are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company has knowledge of neither any additional assessments, adjustments, or contingent tax liability (whether federal, state, local, or foreign) of any nature whatsoever, whether pending or threatened against the Company or any of the Subsidiaries for any period nor of any basis for any such assessment, adjustment, or contingency.

v.           Intellectual Property. Each of the Company and any of the Subsidiaries owns or has the lawful right to use all patents, trademarks, domain names (whether or not registered), and any patentable improvements or copyrightable derivative works thereof, websites, and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, if any, and all rights with respect to the foregoing, if any, that are necessary for the conduct of their respective business as now conducted without any conflict with the rights of others, except where the failure to so own or possess would not have a Material Adverse Effect.

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w.          Books and Records Internal Accounting Controls. Except as may have otherwise been disclosed in the Commission Documents, the books and records of the Company and any of the Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and any of the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any of the Subsidiaries. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

x.         Material Agreements. Any and all written or oral contracts, instruments, agreements, commitments, obligations, plans, or arrangements to which the Company and any of the Subsidiaries is a party and which would be required to be filed with the Commission as an exhibit to a registration statement (collectively, the “Material Agreements”) if the Company or any of the Subsidiaries were registering securities under the 1933 Act has previously been publicly filed with the Commission in the Commission Documents. Each of the Company and the Subsidiaries has in all material respects performed all the obligations required to be performed by it to date under the foregoing agreements, has received no notice of default, and is not in default under any Material Agreement now in effect the result of which would cause a Material Adverse Effect.

y.         Transactions with Affiliates. Except as set forth in the Financial Statements or in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements, or other continuing transactions between (a) the Company and any of the Subsidiaries on the one hand, and (b) any officer, employee, consultant, or director of the Company or any of the Subsidiaries, or any person owning more than 10% capital stock of the Company or any of the Subsidiaries, or any member of the immediate family of such officer, employee, consultant, director, or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder on the other hand.

z.         Private Placement and Solicitation. Assuming the accuracy of Buyer’s representations and warranties set forth in Section 2, no registration under the 1933 Act is required for the offer and sale of the Securities by the Company to Buyer as contemplated hereby. Based in part on the accuracy of the representations of Buyer in Section 2, and subject to timely applicable Form D filings pursuant to Regulation D of the Securities Act with the Commission and pursuant to applicable state securities laws, the offer, sale, and issuance of the Securities to be issued pursuant to and in conformity with the terms of this Agreement will be issued in compliance with all applicable federal and state securities laws. Neither the Company, the Subsidiaries, any of their respective affiliates, nor any person acting on behalf of any of them has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

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aa.         Governmental Approvals. No authorization, consent, approval, license, exemption of, filing, or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Securities or for the performance by the Company of its obligations under this Agreement.

bb.         Employees. Neither the Company nor any of the Subsidiaries has any collective bargaining arrangements covering any of its employees. Since September 30, 2016, no officer, consultant, or key employee of the Company or any of the Subsidiaries whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any of the Subsidiaries.

4.           COVENANTS.

a.           Best Efforts. The parties will use their best efforts to satisfy timely each of the conditions described in Section 6 and 7 of this Agreement.

b.           Blue Sky Laws. The Company will, on or before the Closing Date, take such action as the Company reasonably determines is necessary to qualify the Securities for sale to Buyer at the applicable closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification) and will provide evidence of any such action so taken to Buyer on or prior to the Closing Date.

c.           Use of Proceeds. The Company will use the proceeds from the sale of the Securities for working capital purposes.

d.           Securities Compliance. The Company will notify the Commission in accordance with its rules and regulations of the transactions contemplated by this Agreement and the Note, including filing a Form D with respect to the Securities, as required under Regulation D and applicable “blue sky” laws if such Securities are offered pursuant to Rule 506 of Regulation D and will take all other necessary action and proceedings as may be required and permitted by applicable law, rule, and regulation for the legal and valid issuance of the Securities to Buyer or subsequent holders.

e.           Liquidation. Subject to the terms of the Agreement, the Company covenants that it will take such further action as Buyer may reasonably request, all to the extent required from time to time to enable Buyer to sell the Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 promulgated under the 1933 Act.

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f.            Keeping of Records and Books of Account. The Company will keep, and cause each of the Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and the Subsidiaries and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts, and other purposes in connection with its business will be made.

g.           Other Agreements. The Company will not, and will cause the Subsidiaries not to, enter into any agreement the terms of which would restrict or impair the ability of the Company to perform its obligations under this Agreement.

h.           Disposition of Assets. So long as the Note remains outstanding, neither the Company nor any of the Subsidiaries will sell, transfer, or otherwise dispose of any of its material properties, assets, and rights including, without limitation, its software and intellectual property, to any person except for (i) sales to customers in the ordinary course of business (ii) sales or transfers between the Company and the Subsidiaries (iii) disposition of obsolete or worn out equipment or (iv) otherwise with the prior written consent of the holders of a majority of the Note then outstanding.

i.            Disclosure of Transaction. The Company will file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable after the Closing but in no event later than 5:30 P.M. (EDT) on the fourth Business Day following the Closing. “Business Day” means any day during which the NASDAQ (or other principal exchange) is open for trading.

j.            Sarbanes-Oxley Act. The Company will comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

k.          No Integrated Offerings. The Company will not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities under the 1933 Act.

l.            Guaranty. Each of the Subsidiaries, jointly and severally, hereby absolutely, unconditionally, and irrevocably guarantee to Buyer, its successors, endorsees, transferees, and assigns the due and punctual performance and payment of all obligations under the Note owing to Buyer, its successors, endorsees, transferees, or assigns when due, all at the time and place and in the amount and manner prescribed in, and otherwise in accordance with, the Note, regardless of any defense, set-off, or counterclaim that the Company, the Subsidiaries, or any other person may have or assert, and regardless of whether or not Buyer or anyone on behalf of Buyer will have instituted any suit, action, or proceeding, exhausted its remedies, or taken any steps to enforce any rights against the Company or any other person to compel any such performance or observance or to collect all or part of any such amount, either pursuant to the provisions of the Note or at law or in equity and regardless of any other condition or contingency.

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5.           INDEMNITY.

a.           General Indemnity. The Company agrees to indemnify and hold harmless Buyer from and against any and all losses, liabilities, deficiencies, costs, damages, and expenses (including, without limitation, reasonable attorneys’ fees, charges, and disbursements) incurred by Buyer as a result of any material breach of the material representations, warranties, or covenants made by the Company herein. Buyer agrees to indemnify and hold harmless the Company from and against any and all losses, liabilities, deficiencies, costs, damages, and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Company as a result of any breach of the representations, warranties, or covenants made by Buyer herein. The maximum aggregate liability of Buyer pursuant to its indemnification obligations under this Section 5 will not exceed $250,000. In no event will any “Indemnified Party” (as defined below) be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement.

b.           Indemnification Procedure. Any party entitled to indemnification under this Section 5 (an “Indemnified Party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein will not relieve the indemnifying party of its obligations under this Section 5 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party will be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect to such action, proceeding, or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle, or compromise, at its sole cost and expense, any action, proceeding, or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle, or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding, or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement, or compromise of any such action, claim, or proceeding will be losses subject to indemnification hereunder. The Indemnified Party will cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and will furnish to the indemnifying party all information reasonably available to the Indemnified Party that relates to such action or claim. The indemnifying party will keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party will be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without its prior written consent, provided, however, that the indemnifying party will be liable for any settlement if the indemnifying party is advised of the settlement but fails to respond to the settlement within thirty (30) days of receipt of such notification. Notwithstanding anything in this Section 5 to the contrary, the indemnifying party will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnity agreements contained herein are in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

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6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL. The obligation of the Company hereunder to issue and sell the Securities to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a.           The representations and warranties of Buyer will be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer will have performed, satisfied, and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by Buyer at or prior to the Closing Date.

b.           No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction will have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits the consummation of any of the transactions contemplated by this Agreement.

7.           CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE. The obligation of Buyer hereunder to purchase the Securities at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion:

a.           The Company has delivered to Buyer’s attorney the duly executed Note and the Shares in accordance with Section 1(c) above.

b.           The representations and warranties of the Company are true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company will have performed, satisfied, and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Company at or prior to the Closing Date.

c.           No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction has been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits the consummation of any of the transactions contemplated by this Agreement.

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d.           No event has occurred that reasonably could be expected to have a Material Adverse Effect on the Company.

e.           The Company has delivered to Buyer a secretary’s certificate, dated as of the Closing Date, certifying attached copies of (A) the Organizational Documents of the Company (B) the resolutions of the Company’s Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other documents required to be executed or delivered in connection herewith and therewith.

f.            The Company has delivered to Buyer a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties, and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 7 as of the Closing Date.

g.           No stop order or suspension of trading has been imposed by the Commission or any other governmental or regulatory body having jurisdiction over the Company or the Trading Market(s) where the Common Stock is listed or quoted, with respect to public trading in the Common Stock.

h.           Philip Beck has been appointed, and has accepted such appointment, as Chief Executive Officer and Chairman of the Board of Directors of the Company.

i.            Substantially all of the outstanding debt of the Company has been repaid or converted into shares of Common Stock.

8.           GOVERNING LAW; MISCELLANEOUS.

a.           Governing Law. THIS AGREEMENT WILL BE ENFORCED, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

b.           Venue. The courts in Allegheny County, Pennsylvania, state or federal, as appropriate, will have exclusive jurisdiction over any dispute between the Company (and/or any of the Subsidiaries) and Buyer arising out of this Agreement, and the Company and the Subsidiaries irrevocably consent to such jurisdiction. The Company and each of the Subsidiaries (i) further agree that any process in any such action may be served upon them, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service that obtains evidence of delivery, with the same force and effect as if personally served and (ii) waive any claim that the venue of any such court is not a convenient forum for any such action or that such court lacks in personam jurisdiction over them.

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c.           Fees and Expenses; Enforcement. IN ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT, A PARTY THAT DOES NOT PREVAIL WILL BE RESPONSIBLE FOR THE REASONABLE FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE. THE PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUIT OR PROCEEDING ARISING FROM THIS AGREEMENT WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.

d.           Knowledge of the Company. For purposes of this Agreement, unless otherwise expressly provided where the term is used, “knowledge” of the Company will be deemed to mean the actual knowledge of any director or officer of the Company, after due inquiry.

e.           Survival. The terms of this Agreement will survive the Closing.

f.            Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party. Delivery to the Company will constitute delivery to each of the Subsidiaries. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

g.           Headings. The headings of this Agreement are for convenience of reference only and do not form part of, or affect the interpretation of, this Agreement.

h.           Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed inoperative to the extent that it conflicts therewith and will be deemed modified to conform with such statute or rule of law. Any provision hereof that is invalid or unenforceable under any applicable statute or rule of law will not affect the validity or enforceability of any other provision hereof, except to the extent that the intent and spirit of the Agreement is thereby compromised, in which event the Agreement will be deemed void ab initio.

i.            Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

j.            Notices. Any notices required or permitted to be given under the terms of this Agreement will be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and will be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications will be:

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If to the Company or any of the Subsidiaries, to:
ID Global Solutions Corporation 160 East Brantley Drive
Longwood, FL 32779
Attention: Thomas R. Szoke
Telephone: (407) 951-8640
Facsimile:

With a copy to:	Fleming PLLC Attn: Stephen Fleming
49 Front Street, Suite 206 Rockville Centre, NY 11570
Telephone: (516) 833-5034
Facsimile: (516) 977-1029

If to Buyer, to:	Theodore Stern One PPG Place
Suite 2970 Pittsburgh, PA 15222-5419
Telephone: (412) 263-3347
Facsimile: (412) 904-1981
With a copy to:	Jonathan M. Stern 3 Scotch Mist Court Potomac, MD 20854-2929
Telephone: (301) 529-3671

Each party will provide notice to the other party of any change in address.

k.          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither the Company nor Buyer will assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, subject to Section 2(e), above, Buyer may assign its rights hereunder to any person that purchases the Securities in a private transaction from a Buyer or to any of its “affiliates,” as that term is defined under the Exchange Act, without the consent of the Company.

l.            Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

m.           Signing Authority. Each person signing this Agreement represents and warrants that he or she is authorized to execute this Agreement on behalf of the corporation, trust, or other entity and that no other signatures are necessary.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

ID GLOBAL SOLUTIONS CORPORATION

/s/Philip Beck

Name: Philip Beck

Title: CEO

FIN Holdings Inc.	Cards Plus Pty Ltd

By:/s/Thomas Szoke	By:/s/ Douglas Solomon
Name: Thomas Szoke	Name: Douglas Solomon
Title: CEO	Title: Director

ID Solutions Inc.	Innovation in Motion Inc.

By: /s/Douglas Solomon	By: /s/Thomas Szoke
Name: Douglas Solomon	Name: Thomas Szoke
Title: CEO	Title: Director/COO

MultiPay S.A.S.	IDGS LATAM S.A.S.

By: /s/Ricardo Galeano	By: /s/Ricardo Galeano
Name: Ricardo Galeano	Name: Ricardo Galeano
Title: General Manager	Title: General Manager

IDGS S.A.S.

By:/s/ Ricardo Galeano
Name: Ricardo Galeano
Title: General Managers

BUYER:

/s/ Theodore Stern

Theodore Stern, Trustee

SCHEDULES TO SECURITIES PURCHASE AGREEMENT

Schedule 3(h) – Disclosure

The Company has not filed its Form 10Q Quarterly Reports for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. The Company is required to file a Form 8-K/A Current Report disclosing the Audited Financial Statements of Multipay, S.A.S. for the year ended December 31, 2014 and the related proforma financial information. The Company is required to file a Form 8-K/A Current Report disclosing Audited Financial Statements of Fin Holdings, Inc. for the year ended December 31, 2015 and 2014 and the related proforma financial information.

Schedule 3(i) Commission Documents

See Schedule 3(e).

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